As filed with the Securities and Exchange Commission on August 8, 2007

Registration No. 333-108083

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
____________________

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

  32000 Aurora Road
Solon, Ohio 44139
440-715-1300
(Address including zip code, and telephone number, in area code of registrant’s principal executive offices)

John M. Davenport
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
(440) 715-1300
(Name, address and telephone
number of agent for service)

Copy to:

Gerald W. Cowden, Esq.
Cowden & Humphrey Co. LPA
1414 Terminal Tower
50 Public Square
Cleveland, Ohio 44113
(216) 241-2880

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 262(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a Registration Statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $.0001 par value (3)	2,341,871 Shares	$3.80	8,899,110	$720

(1)
Registrant previously paid the registration fee calculated pursuant to Rule 457(c) based upon the average of the high  and low prices of the Company’s Common Stock on the Nasdaq National Market on September 17, 2003.

(2)	Previously Paid.

(3)
Associated with the Common Stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.

Post-Effective Amendment No. 1 to Form S-3

Explanatory Note

Reincorporation; Assumption of Registration Statement; Change of Name

This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-108083 filed on August 19, 2003 (the “Registration Statement”) by Fiberstars, Inc., a California corporation (“Fiberstars-California”) and the predecessor of Fiberstars, Inc., a Delaware corporation (“Fiberstars-Delaware” or the “Registrant”), relating to the Common Stock, $.0001 par value, (“Common Stock”), of Fiberstars-California, together with associated Series A Participating Preferred Stock Purchase Rights (“Purchase Rights”). Fiberstars-Delaware succeeded to the interests of Fiberstars-California following a reincorporation effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) between Fiberstars-Delaware and Fiberstars-California. The Merger Agreement provides for, among other things, the merger of Fiberstars-California with and into Fiberstars-Delaware, a wholly owned subsidiary of Fiberstars-California (the “Merger”). The Merger Agreement was approved by the shareholders of Fiberstars-California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 6, 2006.

As a result of the Merger, upon the effective date of the Merger, (1) each outstanding share of Fiberstars-California common stock, $0.0001 par value, was automatically converted into one share of common stock, $0.0001 par value, of Fiberstars-Delaware; (2) each Purchase Right was automatically converted into a Series A Participating Preferred Purchase Right for the same number of shares of Series A Participating Preferred Stock of Fiberstars-Delaware; and (3) each outstanding option to purchase Fiberstars-California common stock was automatically assumed by Fiberstars-Delaware and represents an option or warrant, as the case may be, to acquire shares of Fiberstars-Delaware common stock on the basis of one share of Fiberstars-Delaware common stock for each one share of Fiberstars-California common stock and at an exercise price equal to the exercise price of the Fiberstars-California option or warrant. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with Rule 414 under the Securities Act, Fiberstars-Delaware, as successor issuer to Fiberstars-California, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of this Registration Statement.

In addition, effective May 8, 2007 the name of Fiberstars, Inc. was changed to Energy Focus, Inc.

The amendments to this Registration Statement are intended to update the Prospectus to reflect these changes and to conform the risk factor discussion to the Registrant’s most recent filings.

PART I

INFORMATION REQUIRED IN PROSPECTUS

Subject to Completion, dated August 8, 2007

PROSPECTUS

2,341,871 Shares

ENERGY FOCUS, INC.

Common Stock

        This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein of up to 1,874,409 shares of our outstanding common stock and up to 467,462 shares of common stock issuable upon exercise of warrants. Each warrant entitles the holder to purchase one share of common stock for prices ranging from $4.30 to $4.50.

        Our common stock is traded on the Nasdaq National Market under the symbol "EFOI." The last reported sale price of our common stock on the Nasdaq National Market on August 6, 2007 was $5.95 per share.

        The selling shareholders may offer and sell their shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

        The selling shareholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares or both. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

        Investing in our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007

ENERGY FOCUS, INC.

        We are a leading supplier of fiber optic lighting. Our products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. We have 49 patents on our technologies for fiber optic lighting. Our customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others.

        Energy Focus is the new name, which became effective May 8, 2007, of Fiberstars, Inc. Fiberstars was incorporated in California in 1995, and reincorporated in Delaware in 2006. Our executive offices are located at 32000 Aurora Road, Solon, Ohio 44139 and our telephone number is 440-715-1300. Our website address is located at http://www.energyfocus.com. The information contained in our website does not form any part of this prospectus or the registration statement of which this prospectus is a part.

        Energy Focus™, Fiberstars®, BritePak®, LightlyExpressed®, JazzLight™, Fiberstars EFO™ and Fiberstars Underground Illuminator™ are our registered trademarks. We also refer to trademarks of other corporations and organizations in this prospectus.

        You should read carefully this entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Statements."

RISK FACTORS

Risks Related to Our Business

The U.S. housing market has been in decline in 2007 which may lead to a general economic decline and reduced sales of our products.

It has been reported that housing permits continue to be down in many of our key markets. In the past this has been a key indicator of swimming pool sales as many of our sales in this market are to new home buyers. This could cause a steeper decline in pool lighting sales than previously anticipated. In addition, the declining housing market could cause a general economic downturn which would lead to slower purchases of our other products, leading lower sales in 2007.

We have recently changed our name and the focus of our business and may be unsuccessful or experience difficulties in implementing this change. If this occurs, we may not be able to achieve operating profitability.

In connection with the reorganization and restructuring of Fiberstars, we changed our name to Energy Focus Inc. and we intend to shift the primary focus of our business from our pool and spa products to products using our EFO technology. While we intend to continue designing and manufacturing pool and spa products, we plan to allocate significant resources to the development, marketing and distribution of our EFO system in the accent lighting market. We have a limited operating history in this market, and our shift in focus may affect our ability to accurately forecast sales, establish adequate reserves, estimate amounts of warranty and returns and other similar expenses. Our ability to achieve and maintain profitability depends on our ability to successfully implement our new business strategy.

Our operating results are subject to fluctuations caused by many factors that could result in decreased revenue and a decline in the price of our common stock.

Our quarterly operating results can vary significantly depending upon a number of factors which may include, but are not limited to the lighting market’s acceptance of, and demand for, our products; the level and seasonality of orders and the delivery of new products; the continued availability of our current manufacturing channels and raw material suppliers; the continued availability of our distributors or the availability of replacement distribution channels, fluctuations in our sales volumes and mix of low and high margin products; product development and marketing expenditures, which are made well in advance of potential resulting revenue; increased expenses in research and development if we are not able to meet certain milestones in our Defense Advanced Research Project Agency, or DARPA, contracts; the seasonality of the construction industry, which results in a substantial portion of our historical quarterly sales in the last month of each of the second and fourth quarters of the year; the inability to make any significant adjustment in our operating expenses if sales fall below our expectations since a significant portion of our expenses are relatively fixed; and the impact of natural disasters, terrorist acts and other unforeseeable catastrophic events.

Although we attempt to control our expense levels, these levels are based, in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall.

Period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. The results may be below the expectations of market analysts or investors, which would likely cause our share price to decline.
Our quarterly operating results can vary significantly depending upon a number of factors including:

Our future success is highly dependent on the successful adoption of EFO systems by the lighting market, which is traditionally slow in adopting new technologies.

EFO is a relatively new and unproven type of lighting that may not achieve acceptance by lighting designers or other consumers of lighting products. Our potential retail customers are widespread and independent, and their decisions are influenced by a variety of factors which are often unique to each customer. These customers have multiple choices in lighting designs and products, including incandescent and fluorescent technologies, and may be averse to adopting new technology or incurring the costs of utilizing new technologies. In addition, these alternative lighting products are manufactured by large, established companies with significantly greater resources than us for developing energy efficient lighting. As a result, even if potential customers choose to adopt new lighting technologies, our products still may not be utilized. Even if some customers utilize our products on a limited basis, there is no guarantee that they will expand their use of or continue to utilize our products.

One of our significant markets is large-scale new construction, including retail and grocery stores. Effective lighting by these customers is a critical element in showcasing merchandise and promoting sales. As a result, these customers are reluctant to change current lighting products for fear of losing sales. In order to penetrate these markets, we must persuade this customer base that the adoption of our EFO systems will not negatively impact their business. This process is slow, time-consuming and expensive. If our EFO system is not adopted by this customer base, we may not generate sufficient revenue to offset the cost of bringing our EFO technology into these target markets.

Finally, successful penetration in certain markets or geographic regions does not guarantee that we will be able to achieve successful penetration into the accent lighting market or that our acceptance will be geographically widespread.

Our color spectrum lamp is untested by the retail market and may not be accepted without technological changes, if at all.

Our EFO system offers a new full spectrum lamp for use in retail stores. If our new full color spectrum lamp is not as effective as we anticipate or does not meet the specific needs of this target customer base, we may need to expend additional resources to make technological changes to the spectrum. If our new full color spectrum is not accepted or if we are unable to make the changes necessary for customer acceptance, this could negatively impact sales of our EFO system.

We plan on allocating a significant amount of resources to the research and development of our EFO lighting technology. If our EFO lighting system is not accepted in our target markets, we may not recoup these expenses.

We plan on devoting a substantial portion of our research and development resources to developing new products using our EFO lighting technology and marketing it in our target markets. Because our EFO lighting system is a relatively new product, we do not know if we will be successful in penetrating our target markets. As a result, we may not generate a sufficient amount of revenue from the sales of our EFO lighting systems to offset the costs necessary to bring our EFO lighting systems to market. Our gross margins and operating results will suffer if our EFO lighting systems are not accepted in our target markets.

Our large core fiber manufacturing is centralized in a single facility, which may affect our ability to sufficiently meet product demand in a cost effective or timely manner.

We manufacture our large core fiber through a unique proprietary process and currently have one machine that manufactures this fiber, located at the facility we lease in Solon, Ohio. This large core fiber is used in a majority of our EFO systems. As a result, we are subject to manufacturing delays due to facility shutdown, power loss or labor difficulties. If our facility were to experience temporary shutdown, or be unable to function at predicted capacity, we may be unable to meet our demand in a cost efficient manner, if at all. Furthermore, our ability to modify our production output for custom orders is limited by our having one machine at a single facility. In addition, our alternative method is not cost effective. In 2005 and 2006 we entered into agreements with Advanced Lighting Technologies, Inc. (“ADLT”) to purchase two coating machines and the supply of certain coatings which will be operated and maintained by a third party. If this machine is not operated or maintained properly we may experience delays in our manufacturing process.

Two of our coating machines are operated by a third party. If the third party does not operate and/or maintain the machines properly, we may experience manufacturing delays.

In 2005 and 2006 we entered into agreements with ADLT to purchase two coating machines and the supply of certain coatings which will be operated and maintained by a third party. If this machine is not operated or maintained properly we may experience delays in our manufacturing process.

If electricity costs decline or if regulatory requirements for energy efficient lighting are repealed, demand for our products may decline.

The principal advantage of our EFO technology over competing lighting technologies is energy efficiency. Factors compelling our target customers to utilize more energy efficient lighting technologies include increasing energy costs and federal and state government regulations requiring lower wattage per square foot such as ASHRAE-IESNA Standard 90.1, which limits electricity consumption for lighting per square foot to 1.9 watts for both new construction and renovations requiring building permits for retail buildings in the United States. If the need for increasingly energy efficient lighting technologies by our target customer base declines, the attractiveness of our technology would also decline.

We depend on a limited number of suppliers from whom we do not have guarantees of adequate supplies, thus increasing the risk that loss of or problems with a single supplier could result in impaired margins, reduced production volumes, strained customer relations and loss of business.

Mitsubishi is the sole supplier of our small diameter stranded fiber, which is used extensively in our fiber pool and spa lighting products, and to a lesser extent, in our EFO systems. We also rely on a third party to operate and maintain our arctube machines to produce EFO lamps. The loss of Mitsubishi as a supplier or ADLT as a third party operator could result in delays in the shipment of products, additional expense associated with redesigning products, impaired margins, reduced production volumes, strained customer relations and loss of business or could otherwise harm our results of operations.

We depend on ADLT for a number of components used in our products as well as future development of new components and also rely on ADLT to operate and maintain our coating machine and provide certain related services.

ADLT supplies us with certain components used in our products. While ADLT has been financially viable, there can be no assurances that this will continue. In addition, ADLT can terminate for convenience its obligations to supply us with components and related services for the coating machine purchased from them upon nine months notice to us. As a result, we have identified alternative suppliers for these components, but there could be an interruption of supply and increased costs if a transition to a new supplier were required. We could lose current or prospective customers as a result of supply interruptions. Increased costs and delays would negatively impact our gross margins and results of operations.

We have experienced negative cash flow from operations and may continue to do so in the future. We may need to raise additional capital in the future, but our ability to do so may be limited.

While we have historically been able to fund cash needs from operations, bank lines of credit or from capital markets transactions, due to competitive, economic or other factors there can be no assurance that we will continue to be able to do so. If our capital resources are insufficient to satisfy our liquidity requirements and overall business objectives we may seek to sell additional equity securities or obtain debt financing. Adverse business conditions due to a weak economic environment or a weak market for our products have led to and may lead to continued negative cash flow from operations, which may require us to raise additional financing, including equity financing. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital at times and in amounts which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than desired, it may harm our financial condition, which could require us to curtail our operations significantly, sell significant assets, seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets, or explore other strategic alternatives including a merger or sale of our company.

We sell products into a marketplace where our competitors often have lower initial product pricing. If we are unable to provide customers with long term cost savings, we may not be able to successfully penetrate our target markets, which could harm our revenue and gross profits.

Customers in our target markets currently use conventional lighting technologies, including incandescent, halogen and fluorescent lighting. The initial cost of using these traditional lighting technologies is relatively low. Historically, we have not been able to price our EFO lighting system to compete with these traditional lighting products. As a result, in order to gain market share, our EFO lighting system must provide our target customers with longer life cycles. This is achieved through reduced maintenance costs, reduced energy costs and providing customers with the desired lighting effect without resulting in damage to or loss of goods. If we are not able to persuade potential customers of the long-term cost savings in using our EFO lighting system, we may not be able to successfully compete in our target markets. Our financial results will suffer if we are not able to penetrate these target markets and gain market share. Additionally, MR-16 halogen lamp pricing is declining, and in order to remain competitive and broaden our market targets to include compact fluorescent lamps and other lamp types, we believe we must continue to reduce EFO costs and pricing.

We operate in markets that are intensely and increasingly competitive. To be successful, we must provide energy saving solutions that offer compelling competitive advantages over conventional lighting technologies.

Competition is increasing in the commercial decorative and accent lighting and pool lighting markets, as well as in the energy efficient lighting markets. A number of companies offer directly competitive products, including color halogen lighting for swimming pools and incandescent and fluorescent lighting for commercial decorative and accent lighting. For example, General Electric recently announced it has developed a more energy-efficient incandescent lamp. We also compete with LED products in water lighting and in neon and other lighted signs. In addition, many of our competitors in the pool and spa market bundle their lighting products with other pool and spa related products, which many customers find to be an attractive alternative. Our competitors include large and well-established companies such as General Electric, Sylvania, Philips, Schott, 3M, Bridgestone, Pentair, Mitsubishi and OSRAM/Siemens.

Many of our competitors have substantially greater financial, technical and marketing resources than we do. We may not be able to adequately respond to technological developments or fluctuations in competitive pricing. We anticipate that any future growth in fiber optic lighting will be accompanied by continuing increases in competition, which could adversely affect our operating results if we cannot compete effectively. To stay competitive we must continue to allocate our resources to research and development, which could negatively impact our gross margins. If we are unable to provide more efficient lighting technology than our competitors, our operating results will be adversely affected.

We rely on intellectual property and other proprietary information that may not be protected and that may be expensive to protect.

We currently hold 49 patents in the United States, and three corresponding patents in Japan and one corresponding patent in Australia. We also have 43 patents pending in the United States. There can be no assurance, however, that our issued patents are valid or that any patents applied for will be issued. We have a policy of seeking to protect our key intellectual property through, among other things, the prosecution of patents with respect to certain of our technologies. There are many issued patents and pending patent applications in the field of fiber optic technology, and some of our competitors hold and have applied for patents related to fiber optic and non-fiber optic lighting. We have in the past received communications from third parties asserting rights in our patents or that our technology infringes intellectual property rights held by such third parties. For example, in 2005 we were involved in patent litigation with Pentair with respect to our FX Pool Light product, which was subsequently settled. Litigation to determine the validity of any third-party claims or claims by us against such third party, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation. In addition, we do not know whether our competitors will in the future apply for and obtain patents that will prevent, limit or interfere with our ability to make, use, sell or import our products. Although we may seek to resolve any potential future claims or actions, we may not be able to do so on reasonable terms, or at all. If, following a successful third-party action for infringement, we cannot obtain a license or redesign our products, we may have to stop manufacturing and marketing our products and our business would suffer as a result.

Sales of our EFO systems depend on acceptance by multiple decision makers, resulting in lengthy sales cycles. As a result, the flow of EFO revenue is not predictable.

One of our significant markets is large-scale new construction and the length of our sales cycle in this market can be anywhere from nine months to as long as three years. Decisions about lighting products utilized in large-scale new construction are made at multiple levels by our current and potential customers, including merchandising and purchasing personnel, the chief financial officer and the chief executive officer. These decisions are influenced by a number of factors including cost, reliability of the product and reliability of its source. In addition, some of these customers function autonomously and decisions with respect to construction, including lighting, are made by each store, even if part of a large chain. As a result, with respect to such customers, we often must meet with all the decision makers at each store where we want to install our EFO systems. Furthermore, such decisions are made significantly in advance of the utilization of the actual product. As a result, if we are unable to access the multiple decision makers or convince them to adopt our products and utilize them on a widespread basis, we may be unable to successfully penetrate these markets. We may also be required to invest significant time and resources into marketing to these customers before we are able to determine if we will be able to sell such customers our products.

We depend on key employees in a competitive market for skilled personnel, and the loss of the services of any of our key employees could materially affect our business.

Our future success will depend to a large extent on the continued contributions of certain employees, such as our current chief executive officer, chief financial officer and chief technical officer. These and other key employees would be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. The loss of or failure to attract, hire and retain any such persons could delay product development cycles, disrupt our operations or otherwise harm our business or results of operations. In addition, we plan to build a new internal sales force, which may not generate the anticipated net sales and may incur unanticipated expenses.

We are becoming increasingly dependent on foreign sources of supply for many of our components and in some cases complete assemblies, which due to distance or political events, may result in untimely deliveries.

In order to control costs, we are continually seeking offshore supply of components and assemblies. We currently import supplies from, or have products assembled in, Mexico, India, China, Taiwan, Japan and some European countries. This results in longer lead times for deliveries, which can mean less responsiveness to sudden changes in market demand for the products involved. Some of the countries where components are sourced may be less stable politically than the United States or may be subject to natural disasters or diseases, and this could lead to an interruption in the delivery of key components. Delays in the delivery of key components could result in delays in product shipments, additional expenses associated with locating alternative component sources or redesigning products, impaired margins, reduced production volumes, strained customer relations and loss of customers, any of which could harm our results of operations. Furthermore, we bear the risk of theft or damage to our products with certain of our offshore partners, particularly with regard to our assembly facilities in Mexico.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting each year and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal control over financial reporting. We have prepared for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate control over our financial processes and reporting. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The NASDAQ National Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price. Estimates of our annual costs, independent of additional audit fees, required to comply with Section 404 after 2006 on an on-going basis are $300,000 or higher. While we expect these costs to impact our operating expenses, we cannot predict or estimate the amount of future additional costs we may incur or the timing of such costs.

Our components are difficult to manufacture and procure in large quantities and supply may be limited in the short term.

EFO system includes components that are difficult to manufacture and procure in large quantities in the short term. These components include lamps and optical and electronic components. Furthermore, if these components are in limited supply, our suppliers may allocate their supply to larger customers. If an increase in demand outpaces the projected expansion of our manufacturing capabilities, or if larger quantities are needed in a shorter time frame than anticipated, we may not be able to meet customers’ requirements and our ability to market our EFO system may be adversely affected. Our inability to meet customers’ requirements may also negatively affect our ability to gain market share and acceptance among lighting designers and other repeat customers of lighting products.

We have historically relied on government funding for our research and development.

Historically, approximately 54% of our EFO research and development efforts have been supported directly by government funding. In 2006, approximately 35% of our EFO research and development funding came from government sources and is contracted for short periods, usually one to two years. If government funding were to continue to be reduced or eliminated, there is no guarantee we would be able to continue to fund our research and development efforts in EFO technology and products at their current levels, if at all. If we are unable to support our EFO research and development efforts, there is no guarantee we would be able to develop enhancements to our current products or develop new products.

Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. Those accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, accounting policies affecting many aspects of our business, including rules relating to tax expense, have recently been revised or are under review. The Financial Accounting Standards Board and other agencies have finalized changes to GAAP required us, starting in our first quarter of 2007, to evaluate our tax provision. We may have significant and ongoing accounting charges resulting from this evaluation, which could increase tax expense.

We currently rely on lighting representatives for a significant portion of our decorative and special effects lighting systems sales and terms and conditions of sales are subject to change with very little notice.

Most of our decorative and special effects lighting systems are sold through lighting representatives, and we do not have long-term contracts with our distributors. If these distributors significantly change their terms with us or change their historical pattern of ordering products from us, there could be a significant adverse impact on our net sales and operating results.

Our sales are dependent upon new construction levels and are subject to seasonal and general economic trends.

Construction levels are affected by general economic conditions, real estate market, interest rates and the weather. Sales of commercial lighting products depend significantly upon the level of new building construction and renovation. Sales of our pool and spa lighting products, which currently are available only with newly constructed pools and spas, depend substantially upon the level of new construction of pools. Because of the seasonality of construction, our sales of swimming pool and commercial lighting products, and thus our overall revenues and income, have tended to be significantly lower in the first and the third quarters of each year. Various economic and other trends may alter these seasonal trends from year to year, and we cannot predict the extent to which these seasonal trends will continue.

If we are not able to timely and successfully develop, manufacture, market and sell our new products, our operating results will decline.

We expect to introduce new products each year in the pool and spa lighting market and the commercial lighting market. We depend on various components and raw materials for use in the manufacturing of our products from sole and foreign suppliers. We may not be able to successfully manage price fluctuations due to market demand or shortages. Significant increases in the costs or sustained interruptions in our receipt of adequate amounts, of necessary components and raw materials could harm our margins, result in manufacturing halts, harm our reputation and relationship with our customers and negatively impact our results of operations. In addition, we could have difficulties manufacturing these new products as a result of our inexperience with them or the costs could be higher than expected and delivery of these products may cause us to incur additional unexpected research and development expenses. Furthermore, in order to competitively price our products and achieve broader market acceptance, we may need to redesign our manufacturing process to produce our products in higher volume and at a reduced cost. Furthermore, any delays in the introduction of these new products could result in lost sales, loss of customer confidence and loss of market share. Also, it is difficult to predict whether the market will accept these new products. If any of these new products fails to meet expectations, our operating results will be adversely affected.

We rely on the largest pool distributor in the United States for a significant portion of our pool and spa lighting products sales.

We sell a significant portion of our pool and spa lighting products through South Central Pools, LLC (“SCP”). SCP accounted for approximately 10%, 11% and 11% of our net sales in 2004, 2005 and 2006, respectively. If SCP ceases to purchase or substantially decreases its volume of purchases, this could significantly reduce the availability of our products to end users, which could negatively impact our net sales and operating results. Furthermore, because SCP is the largest distributor in the United States, we may not be able to increase sales to our other distributors sufficiently to offset the loss resulting from SCP’s reduction or cessation in sales.

The loss of a key sales representative could have a negative impact on our net sales and operating results.

We rely on key sales representatives and outside sales agents for a significant portion of our sales. These sales representatives and outside sales agents have unique relationships with our customers and would be difficult to replace. The loss of a key sales representative or outside sales agent could interfere with our ability to maintain customer relationships and result in declines in our net sales and operating results. In addition, these sales representatives and sales agents carry multiple products lines, including those of our competitors. Generally, a sales representative or sales agent will primarily sell products from one well-established company and supplement these sales with products from smaller companies, such as Energy Focus. As a result, if we lost a key sales representative or sales agent, we may have difficulty replacing the sales representative or sales agent, if at all, which could negatively impact our net sales.

We use plants in Mexico, India, and Taiwan to manufacture and assemble many of our pool and spa products. The supply of these finished goods may be impacted by local political or social conditions as well as the financial strength of the companies with which we do business.

As we attempt to reduce manufacturing expenses, we are becoming increasingly dependent upon offshore companies for the manufacturing and final assembly of many of our pool and spa products. To do so, we must advance certain raw materials, inventory and production costs to these off-shore manufacturers. The supply of finished goods from these companies, and the raw materials, inventory and funds that we advance to them may be at risk depending upon the varying degrees of stability of the local political, economic and social environments in which they operate, and the financial strength of the manufacturing companies themselves.

Because we depend on a limited number of significant customers for our net sales, the loss of a significant customer, reduction in order size or the effects of volume discounts granted to significant customers from time to time could harm our operating results.

Our business is currently dependent on a limited number of significant customers, and we anticipate that we will continue to rely on a limited number of customers. For example, in 2006, SCP, our largest pool and spa customer, accounted for approximately 11% of our net sales. We expect these customers to continue to represent a significant portion of our net sales in the future. The loss of any of these significant customers would harm our net sales and operating results. Customer purchase deferrals, cancellations, reduced order volumes or non-renewals from any particular customer could cause our quarterly operating results to fluctuate or decline and harm our business. In addition, volume discounts granted to significant customers from time to time could lead to reduced profit margins, and negatively impact our operating results.

Our components and products could have defects or design or compatibility issues, any of which could be costly to correct and could result in the rejection of our products and damage to our reputation, as well as lost sales, diverted development resources and increased warranty reserves and manufacturing costs.

In the past, we have experienced design defects and product failure. For example, in our EFO systems, we experienced defects related to the power supply in the illuminator. In our pool and spa products, we experienced defects with our circuit sequencing color wheel. We cannot guarantee that we will not experience defects or compatibility issues in components or products in the future. Errors or defects in our products may arise in the future, and, if significant or perceived to be significant, could result in rejection of our products, product returns or recalls, damage to our reputation, lost revenue, diverted development resources and increased customer service and support costs and warranty claims. Errors or defects in our products could also result in product liability claims. We estimate warranty and other returns and accrue reserves for such costs at the time of sale. Any estimates, reserves or accruals may be insufficient to cover sharp increases in product returns, and such returns may harm our operating results. In addition, customers may require design changes in our products in order to suit their needs. Losses, delays or damage to our reputation due to design or defect issues would likely harm our business, financial condition and results of operations.

If we are unable to predict market demand for our products and focus our inventories and development efforts to meet market demand, we could lose sales opportunities and experience a decline in sales.

In order to arrange for the manufacture of sufficient quantities of products and avoid excess inventory we need to accurately predict market demand for each of our products. Significant unanticipated fluctuations in demand could cause problems in our operations. We may not be able to accurately predict market demand in order to properly allocate our manufacturing and distribution resources among our products, especially with respect to the manufacturing of our large core fiber, as we use one machine to manufacture this fiber. As a result, we may experience declines in sales and lose, or fail to gain, market share. Conversely, if we overbuild inventories we run the risk of having inventory write-offs due to obsolescence.

We depend on collaboration with third parties, who are not subject to material contractual commitments, to augment our research and development efforts.

Our research and development efforts include collaboration with third parties. Many of these third parties are not bound by any material contractual commitment leaving them free to end their collaborative efforts at will. Loss of these collaborative efforts could adversely affect our research and development efforts and could have a negative effect on our competitive position in the market. In addition, arrangements for joint development efforts may require us to make royalty payments on sales of resultant products or enter into licensing agreements for the technology developed, which could increase our costs and negatively impact our results of operations.

The demand for new construction is affected by general economic conditions.

The United States and international economies are cyclical and therefore difficult to predict. A sustained economic recovery is uncertain. In particular, recent increases in the cost of oil, increases in energy costs, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease building rates and associated demand for our products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our products, which may harm our operating results.

We are subject to global economic or political conditions, which may disrupt the general economy, reducing demand for our products.

We have significant international activities and customers, and plan to continue these efforts, which subject us to additional business risks, including logistical complexity, political instability and the general economic conditions in those markets. Sales outside the United States accounted for approximately 33% of our net sales in 2004, 33% of our net sales in 2005 and 31% of our net sales in 2006. Because the market for our products tends to be highly dependent upon general economic conditions, a decline in general economic conditions would likely harm our operating results.

Risks we face in conducting business internationally include:

·      multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, regulatory requirements and other government approvals, permits and licenses;

·      difficulties and costs in staffing and managing foreign operations such as our offices in Germany and the United Kingdom;

·      difficulties and costs in recruiting and retaining individuals skilled in international business operations;

·      increased costs associated with maintaining international marketing efforts;

·      potentially adverse tax consequences;  political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions; and

·      currency fluctuations.

In addition, in the Asia/Pacific region generally, we face risks associated with a recurrence of SARS, spreading of Asian bird flu, tensions between countries in that region, such as political tensions between China and Taiwan, the ongoing discussions with North Korea regarding its nuclear weapons program, potentially reduced protection for intellectual property rights, government-fixed foreign exchange rates, relatively uncertain legal products and developing telecommunications infrastructures. In addition, some countries in this region, such as China, have adopted laws, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in that country or otherwise place them at a competitive disadvantage in relation to domestic companies.

Risks Related to this Offering and Our Common Stock

Our stock price has been and will likely continue to be volatile and you may be unable to resell your shares at or above the price you paid.

        Our stock price has been and is likely to be highly volatile, particularly due to our relatively limited trading volume. Our stock price could fluctuate significantly due to a number of factors, including:

•	variations in our anticipated or actual operating results;

•	sales of substantial amounts of our stock;

•	dilution as a result of additional equity financing by us;

•
announcements about us or about our competitors, including technological innovation, new products or services, significant contracts, acquisitions, financings, commercial relationships, joint ventures or capital commitments;

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	conditions in the fiber optic lighting industry;

•	governmental regulation and legislation;

•	lawsuits initiated against us or lawsuits initiated by us;

•	changes in the market valuations of similar companies;

•	changes in our industry and the overall economic environment; and

•	changes in securities analysts' estimates of our performance, or our failure to meet analysts' expectations.

Many of these factors are beyond our control.

        In addition, the stock markets in general, and the Nasdaq National Market and the market for fiber optic lighting and technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

        In the past, companies that have experienced volatility in the market prices of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. Additionally, there can be no assurances that an active trading market for our common stock will be sustained.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

FORWARD-LOOKING STATEMENTS

        When used in this prospectus, the words "expects," "anticipates," "estimates," "plans," and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to the adequacy of our capital resources, product introductions and developments in competition. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the impact of alternative technological advancements and competition, our ability to develop and manufacture current and future products, the risks set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the risks set forth above under the caption "Risk Factors."

        Except for our obligations under the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the exercise price if the selling shareholders exercise their warrants. We cannot be certain as to when and if all of these warrants will be exercised and as to the amount of the proceeds we will actually receive from exercises because of the net issuance exercise provisions of the warrants. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution."

SELLING SHAREHOLDERS

        In June 2003, we entered into a securities purchase agreement with certain of the selling shareholders pursuant to which we sold 1,755,302 of the shares covered by this prospectus (including 405,069 of the shares issuable upon exercise of the warrants). Under that agreement, we agreed to register the shares under the Securities Act for resale to the public and, subject to the terms of the agreement, to cause this registration statement to be kept effective until the earlier of the following:

•    August 15, 2008, plus a number of days equal to the number of days, if any, the registration statement is suspended or not effective beyond an aggregate of sixty days in any twelve month period,

•    such time as all shares and shares issuable upon exercise of the warrants purchased by the investors pursuant to the securities purchase agreement, as the case may be, may immediately be sold during any 90 day period pursuant to Rule 144 under the Securities Act, or

•    the closing of an acquisition of the shares in exchange for publicly traded stock of another entity.

        In March 2002, we entered into a common stock and warrant purchase agreement with certain of the selling shareholders. In addition, in June 1990 we entered into a registration rights agreement with certain of the other selling shareholders. Pursuant to these agreements, we agreed to register certain shares under the Securities Act for resale to the public and, subject to the terms of the agreements, cause a registration statement to be kept effective for a period of 120 days or until the holders of such securities complete the distribution described in the registration statement, whichever occurs first.

        The following table sets forth information regarding the beneficial ownership of common stock by each of the selling shareholders and the shares being offered by the selling shareholders (including the shares issuable upon exercise of the warrants) as of September 15, 2003, except as described in the accompanying footnotes. Information with respect to beneficial ownership is based upon information furnished by the selling shareholders. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Shareholders	Number	Percent(1)	Number of Shares Being Offered	Number	Percent(1)

Accelera Ventures, LTD(2)	30,000	*	30,000	0	*
American High Growth Equities Retirement Trust(3)	100,000	*	100,000	0	*
Dorado Fund LLC(4)	9,100	*	9,100	0	*
F. Van Kasper(5)	98,200	*	40,000	19,200	*
F. Van Kasper IRA Wells Fargo Bank(5)	56,200	*	39,000	17,200	*
Michael Feuer(6)	124,780	1.1%	72,599	52,181	*
J. James Finnerty, IRA	20,000	*	20,000	0	*
John B. Stuppin & Jane K. Stuppin Revocable Living Trust, UTD 3/11/91(7)	167,076	1.5%	48,359	118,717	1.0%
Jupiter Partners(8)	119,600	1.0%	119,600	0	*
Lauro F. Guerra	60,000	*	60,000	0	*
Robert W. Ledoux	7,800	*	7,800	0	*
Lung Pho Enterprises LTD(9)	1,693	*	1,693	0	*
William E. Mercer, Jr.	90,000	*	18,000	72,000	*
Michael and Sheila Alessandro	100,000	*	100,000	0	*
MicroCapital Fund LP(10)	120,000	1.0%	120,000	0	*
Nan Family Limited Partnership(11)	116,585	1.0%	116,585	0	*
Omicron Master Trust(12)	61,539	*	61,539	0	*
Polaris Partners(13)	39,999	*	39,999	0	*
Robert F. Tufts and Joyce A. Tufts, Trustees U/A, Dated September 18, 1985(14)	25,750	*	20,000	5,750	*
Roy and Yvonee Polatchek, JTWROS	100,000	*	100,000	0	*
Scott DeSano	60,000	*	60,000	0	*
TCMP3 Partners(15)	59,800	*	59,800	0	*
The Doshay Family Trust of 1999	400,000	3.5%	400,000	0	*
The Jeffrey and Margery Lewis Family Trust, DTD 10/4/89(16)	100,000	*	100,000	0	*
Trigran Investments L.P.(17)	772,183	6.7%	320,001	452,182	3.9%
Robert Trobec	20,000	*	20,000	0	*
Turning Point Capital LP(18)	80,001	*	80,001	0	*
Valor Capital(19)	130,000	1.1%	130,000	0	*
Walter L. Skaggs and Diane Skaggs	8,000	*	8,000	0	*
Philip E. Wolfson(20)	148,791	1.3%	21,333	127,458	1.1%
Rockmore Investment Master Trust (21)	5,848	*	5,848	0	*
Portside Growth and Opportunity Fund (21)	12,614	*	12,614	0	*

*	Represents less than 1%.

(1)
There were 11,490,555 shares of common stock outstanding as of April 30, 2007. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to options and shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of September 15, 2003. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person. However, in computing the number of shares of common stock beneficially owned by a person or entity and the percentage of ownership of that person or entity after the offering, we have assumed that 11,895,624 shares of common stock will be outstanding upon completion of the offering assuming exercise of all outstanding warrants held by selling shareholders listed above. Shares subject to options exercisable were treated the same as described above.

(2)	Dennis Kam, Chief Executive Officer of Accelera Ventures, LTD, has sole voting and investment power with respect to the shares beneficially owned by Accelera Ventures, LTD.

(3)	As trustee, Brad Butler has sole voting and investment power with respect to the shares beneficially owned.

(4)	David Lee, Managing Member of Dorado Fund LLC, has sole voting and investment power with respect to the shares beneficially owned by Dorado Fund LLC.

(5)
Mr. Van Kasper has sole voting and investment power with respect to the shares beneficially owned by the F. Van Kasper IRA Wells Fargo Bank, and therefore the IRA's shares and warrants have been included in the shares beneficially owned, but not the shares being offered, by Mr. Van Kasper.

(6)
Mr. Feuer served as a director of the Company from 1991 to 2003. The shares beneficially owned by Mr. Feuer include options to purchase 46,302 shares of common stock that are exercisable within 60 days of September 15, 2003.

(7)
Each of Mr. and Mrs. Stuppin has sole voting and investment power with respect to the shares beneficially owned by the trust. Mr. Stuppin has served as chairman of the board of directors of the Company since 1995.

(8)	John M. Bryan, Managing General Partner of Jupiter Partners, has sole voting and investment power with respect to the shares beneficially owned by Jupiter Partners.

(9)	Tan Chuen Kin Joseph, Director of Lung Pho Enterprises LTD, has sole voting and investment power with respect to the shares beneficially owned by Lung Pho Enterprises LTD.

(10)
Ian Ellis, Managing Director of MicroCapital LLC, the General Partner of MicroCapital Fund LP, has sole voting and investment power with respect to the shares beneficially owned by MicroCapital Fund LP.

(11)	Shiao-Mei Nan has sole voting and investment power with respect to the shares beneficially owned by the Nan Family Limited Partnership.

(12)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester. Number of shares offered reflects reduction to reflect transfers to Rockmore Investment Master Trust and Portside Growth and Opportunity Fund.

(13)	Peter Melhado, General Partner of Polaris Partners, has sole voting and investment power with respect to the shares beneficially owned by Polaris Partners.

(14)	As trustees, Mr. and Mrs. Tufts have shared voting and investment power with respect to the shares beneficially owned.

(15)
Walter Schenker and Steven Slawson, principals of TCMP3 Capital LLC, the general partner of TCMP3 Partners, have shared voting and investment power with respect to the shares beneficially owned by TCMP3 Partners.

(16)	As trustees, each of Jeffrey Lewis and Margery Lewis has sole voting and dispositive power with respect to the shares beneficially owned.

(17)
Doug Granat and Lawrence Obermann have shared voting and investment power with respect to the shares beneficially owned by Trigran Investments L.P. The shares beneficially owned include 21,000 shares held by a limited partnership of which Trigran Investments L.P. is a limited partner and manager.

(18)
Each of Michael Allesandro and Hugh Burke, Managing Directors of Allesandro, Burke & Co. LLC, the general partner of Turning Point Capital LP, has sole voting and investment power with respect to the shares beneficially owned by Turning Point Capital LP.

(19)
John M. Kratky, III, Managing Member of Kratky Management, LLC, the general partner of Valor Capital, has sole voting and investment power with respect to the shares beneficially owned by Valor Capital.

(20)
Mr. Wolfson has served as a director of the Company since 1994. The shares beneficially owned by Mr. Wolfson include options to purchase 57,083 shares of common stock that are exercisable within 60 days of September 15, 2003.

(21)	Shares beneficially owned consist of warrants transferred from Omicron Master Trust.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling shareholders will act independently of Energy Focus in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling shareholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

•    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

•    ordinary brokerage transactions in which the broker solicits purchasers;

•    in connection with short sales, in which the shares are redelivered to close out short positions;

•    in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

•    in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•    privately negotiated transactions; or

•    in a combination of any of the above methods.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The selling shareholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions. The selling shareholders may also transfer, devise or gift these shares by other means not described in this prospectus.

        The selling shareholders also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in open market transactions in reliance upon Rule 144 under the Securities Act. The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

•    the name of the participating selling shareholder(s) and broker-dealer(s) or underwriters;

•    the number of shares involved;

•    the price(s) at which the shares were sold;

•	the commissions paid or discounts or concessions allowed by the selling shareholders to the broker-dealers or underwriters, if any; and

•	other information material to the transaction.

        The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling shareholders may be deemed to be "underwriters," the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling shareholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders.

        Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

        We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the exercise price if the selling stockholders exercise their warrants. We cannot be certain as to when and if all of these warrants will be exercised and as to the amount of the proceeds we will actually receive from exercises because of the cashless exercise provisions of the warrants.

        Energy Focus has agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling shareholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholders selling those shares.

        There can be no assurances that the selling shareholders will sell all or any of the shares of common stock offered under this prospectus.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus is being passed upon for Energy Focus by Cowden & Humphrey Co. LPA, Cleveland, Ohio.

EXPERTS

        The financial statements, schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of SFAS No. 123(R), “Share-Based Payment,” as revised), which report is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. Please call the Commission at 1-800-SEC-0330 for more information on its public reference room. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	Our current reports on Form 8-K filed with the Commission on March 12, 2007, March 20, 2007, May 15, 2007, and August 6, 2007.

•	The description of our Common Stock, Preferred Stock and Preferred Stock Purchase rights contained in our current report on Form 8-K filed with the Commission on November 27, 2006.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

3200 Aurora Road, Solon, Ohio 44139
(440) 715-1300

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling shareholders are offering to sell, and seeking offers to buy, only the shares of Energy Focus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling shareholders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$720
Accounting fees and expenses	$30,000
Legal fees and expenses	$25,000
Miscellaneous fees and expenses	$280
Total	$56,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders or otherwise.

Article XI and Article XII of the Certificate of Incorporation of Fiberstars-Delaware (the “Certificate”) provide that the liability of officers and directors of the Registrant shall be eliminated or limited to the fullest extent authorized or permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to the company. These provisions also do not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. Fiberstars-Delaware has obtained liability insurance for its officers and directors.

Article VI of the Bylaws of Fiberstars-Delaware provides that Fiberstars-Delaware shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of FIberstars-Delaware), by reason of the fact that such person is or was a director or officer of Fiberstars-Delaware, or is or was a director or officer of Fiberstars-Delaware serving at the request of Fiberstars-Delaware as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Article VI of the Bylaws of Fiberstars-Delaware further provides that in the event a director or officer has to bring suit against Fiberstars-Delaware for indemnification and is successful, Fiberstars-Delaware will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Fiberstars Delaware may purchase and maintain insurance on behalf of a director or officer against any liability asserted against such officer or director and incurred by such officer or director in such capacity, whether or not Fiberstars-Delaware would have the power to indemnify such director or officer against such expense or liability the DGCL.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. Fiberstars-Delaware is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 16.	Exhibits.

Exhibit No.	Description

2.1(A)	Agreement and Plan of Merger between Fiberstars Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation.

3.1(B)	Certificate of Incorporation of Fiberstars, Inc., a Delaware corporation.

3.2(C)	Certificate Of Designation Of Series A Participating Preferred Stock of Fiberstars, Inc., a Delaware corporation. (Form 8-K, Exhibit 3.1)

3.3(D)	Certificate of Ownership and Merger Merging Energy Focus, Inc. into Fiberstars, Inc. (Form 10-Q, Exhibit 3.1)

3.4(E)	Bylaws of Energy Focus, Inc., a Delaware corporation.

4.1	Specimen Common Stock Certificate of Energy Focus, Inc., a Delaware corporation.

4.2(C)	Rights Agreement between Energy Focus, Inc., a Delaware corporation and Mellon Investor Services, LLC

5.1	Opinion of Cowden & Humphrey Co. LPA as to the legality of the Common Stock being registered.

10.1	Letter agreement dated July 12, 2007 between Energy Focus, Inc., a Delaware corporation, and Nicholas Berchtold.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cowden & Humphrey Co. LPA (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

(A)	Incorporated by reference to Appendix C to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).

(B)	Incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).

(C)	Incorporated by reference to referenced Exhibit to Current Report on Form 8-K filed November 27, 2006.

(D)	Incorporated by reference to referenced Exhibition Form 10-Q for the quarterly period ended March 31, 2007, filed May 10, 2007.

(E)	Incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(C)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 8th day of August, 2007.

ENERGY FOCUS, INC.

By:	/s/ JOHN M. DAVENPORT
John M. Davenport President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Davenport, Eric Hilliard, and Robert A. Connors, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/John M. Davenport	Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2007
John M. Davenport

/s/ Robert A. Connors	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2007
Robert A. Connors

/s/ John B. Stuppin	Chairman of the Board	August 8, 2007
John B. Stuppin

/s/ Ronald A. Casentini	Director	August 8, 2007
Ronald A. Casentini

/s/ Michael A. Kasper	Director	August 8, 2007
Michael A. Kasper

/s/David N. Ruckert	Director	August 8, 2007
David N. Ruckert

/s/ Philip Wolfson	Director	August 8, 2007
Philip Wolfson

/s/Paul von Paumgartten	Director	August 8, 2007
Paul von Paumgartten

INDEX TO EXHIBITS

Exhibit No.	Description

2.1(A)	Agreement and Plan of Merger between Fiberstars Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation.

3.1(B)	Certificate of Incorporation of Fiberstars, Inc., a Delaware corporation.

3.2(C)	Certificate Of Designation Of Series A Participating Preferred Stock of Fiberstars, Inc., a Delaware corporation. (Form 8-K, Exhibit 3.1)

3.3(D)	Certificate of Ownership and Merger Merging Energy Focus, Inc. into Fiberstars, Inc. (Form 10-Q, Exhibit 3.1)

3.4(E)	Bylaws of Energy Focus, Inc., a Delaware corporation.

4.1	Specimen Common Stock Certificate of Energy Focus, Inc., a Delaware corporation.

4.2(C)	Rights Agreement between Energy Focus, Inc., a Delaware corporation and Mellon Investor Services, LLC

5.1	Opinion of Cowden & Humphrey Co. LPA as to the legality of the Common Stock being registered.

10.1	Letter agreement dated July 12, 2007 between Energy Focus, Inc., a Delaware corporation, and Nicholas Berchtold.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cowden & Humphrey Co. LPA (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

(A)	Incorporated by reference to Appendix C to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).

(B)	Incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).

(C)	Incorporated by reference to referenced Exhibit to Current Report on Form 8-K filed November 27, 2006.

(D)	Incorporated by reference to referenced Exhibition Form 10-Q for the quarterly period ended March 31. 2007, File May 10, 2007.

(E)	Incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed on May 1, 2006 (File No. 000-24230).